Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Robert A. Lefton
President and CEO
(214) 922-9711
ODYSSEY HEALTHCARE RECRUITS DIRK ALLISON TO
EXECUTIVE TEAM AS CHIEF FINANCIAL OFFICER
     DALLAS, TEXAS (October 30, 2006)—Odyssey HealthCare, Inc. (NASDAQ: ODSY), one of the largest providers of hospice care in the United States, today announced that it has hired R. Dirk Allison, age 50, to succeed Douglas B. Cannon as Senior Vice President and Chief Financial Officer of the Company. Mr. Allison has almost twenty years experience as an executive officer of a variety of healthcare companies, including having served as the Chief Financial Officer of Ardent Health Services LLC and Renal Care Group, Inc. Mr. Cannon will remain with the Company through December 31, 2006 to assist in a smooth transition.
     Richard R. Burnham, the Chairman of the Board of Directors of Odyssey commented, “Doug has been an integral part of the overall success of Odyssey and will be greatly missed by those of us who have had the privilege of working with him. Doug joined Odyssey when we were a struggling start-up company and helped us forge a solid financial base. On behalf of the Board of Directors and the entire executive team, I thank him for his many contributions to the success of Odyssey.”
     “I have certainly enjoyed working with Doug over the past year and wish him the very best in his future endeavors,” said Mr. Lefton. “At the same time, I am looking forward to the opportunity of working with Dirk and am confident that his extensive healthcare experience will bring significant benefits to Odyssey at this stage of the Company’s development.”
     Mr. Cannon said, “I am very proud of what we have accomplished at Odyssey over the past eight years, moving from a small start-up company when I joined Odyssey, to one of the largest providers of hospice care in the country.”
     “I am very excited about joining the executive team at Odyssey and look forward to working with each of them in achieving Odyssey’s goals and objectives,” said Mr. Allison. “I am also very appreciative of Doug’s assistance in the transition and look forward to working with the excellent accounting staff that Doug has put together over his tenure. I have observed the success that Odyssey has had over the years and am very familiar with the wonderful services

Odyssey Healthcare, Inc.

that Odyssey provides on a daily basis, having observed first hand the quality and compassionate services that Odyssey staff provided to a member of my family.”
     Prior to joining Odyssey, Mr. Allison served as Executive Vice President and Chief Financial Officer of Omniflight, Inc., a privately-held operator of aviation support services to the healthcare industry, from July 2006 until October 2006. Prior to joining Omniflight, Mr. Allison served as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, a privately-held operator of acute care and behavioral care hospitals with approximately $2.0 billion in revenues, from December 2003 until June 2006. Prior to joining Ardent, Mr. Allison served as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., a publicly traded operator of dialysis centers with approximately $1.0 billion in revenues, from October 1999 until November 2003. In addition, Mr. Allison has served as the President and Chief Executive Officer of several publicly and privately-held healthcare companies from 1987 to 1999, including a physician practice management company and several institutional pharmacy providers. Mr. Allison is a certified public accountant and received his MBA from the University of Dallas and his BBA from the University of Louisiana — Monroe, formerly Northeast Louisiana University.
     Based in Dallas, Texas, Odyssey has 81 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

Odyssey Healthcare, Inc.